                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        COMMISSION FILE NUMBER: 000-25494

                               REMEDY CORPORATION
             (Exact name of registrant as specified in its charter)

              1585 CHARLESTON ROAD, MOUNTAIN VIEW, CALIFORNIA 94043
              (Address, including zip code, and telephone number,
                              including area code,
                  of registrant's principal executive offices)

                   COMMON STOCK, $0.00005 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)  |X|           Rule 12h-3(b)(1)(ii)  | |
         Rule 12g-4(a)(1)(ii)  | |            Rule 12h-3(b)(2)(i)  | |
          Rule 12g-4(a)(2)(i)  | |           Rule 12h-3(b)(2)(ii)  | |
         Rule 12g-4(a)(2)(ii)  | |                     Rule 15d-6  | |
          Rule 12h-3(b)(1)(i)  | |

         Approximate number of holders of record as of the certification or notice date: ONE (1)

         Pursuant to the requirements of the Securities Exchange Act of 1934, Remedy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  August 27, 2001             By:  /s/ Ron Fior
                                        ----------------------------------------
                                        Ron Fior
                                        Vice President, Finance & Operations and
                                        Chief Financial Officer